Exhibit 99.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”), dated May 17, 2010, sets forth the mutual agreement of EZCORP, Inc., a Delaware corporation, for itself and its subsidiaries and affiliates (collectively, the “Company”), and Charles Bradford Wolfe (“Executive”) regarding Executive’s separation from employment with EZCORP.
1.	Termination of Employment — Executive wishes to, and shall, resign from his employment with the Company, and his position as the Company’s Senior Vice President and Chief Financial Officer, effective May 17, 2010; and the Company hereby accepts such resignation.

2.	Severance Payments — As severance, the Company will make the following payments to Executive (subject to applicable tax and other withholdings):
(a)	The Company shall pay Executive an amount equal to the amount of salary that it would have paid to Executive had Executive remained an employee of the Company through January 31, 2011. Such amount shall be paid in the increments and at the times that such salary would have been paid and shall assume that Executive’s current rate of salary would have continued through January 31, 2011.

(b)	The Company shall pay Executive an amount equal to 60% of the Incentive Bonus that he would have otherwise earned for fiscal 2010 (calculated assuming the actual payout for the Corporate Objectives portion and 100% payout for the Individual Objectives portion). Such amount shall be paid at the same time as the fiscal 2010 Incentive Bonus is paid to the Company employees eligible for such Incentive Bonus.
Notwithstanding the foregoing, no amounts shall be paid prior to the end of the revocation period described in Paragraph 15 below, and any amounts that would otherwise have been paid prior to the end of such revocation period shall be paid as soon as practicable after the end of such revocation period.

Executive agrees that (i) the payments described above are in addition to anything to which Executive is currently entitled and (ii) except as expressly set forth in this Agreement or in the Company’s stock or benefit plans, Executive is not entitled to receive from the Company the payment or distribution of any amounts of pay, benefits, cash, stock, stock options or other type of property.

3.	Treatment of Executive’s Benefits and Restricted Stock — Executive understands and agrees that balances or vested balances he has in any Company benefit plan will be available to him consistent with applicable laws, regulations and the administrative provisions of the various plan documents. Executive also understands and agrees that all 10,000 shares of restricted stock that he currently owns remain unvested and, pursuant to the terms of the Restricted Stock Award Agreement, dated December 1, 2009, between Executive and the Company relating to such restricted stock (the “Restricted Stock Award Agreement”), will be forfeited on the effective date of Executive’s termination of employment.

4.	COBRA Benefits — Upon the termination of his employment with the Company, Executive will be eligible for continuation of certain medical benefits under COBRA, at his option and his expense, as provided by law.

5.	Complete Release — Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates, and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates (collectively, the “Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them. Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied past or future defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act and the Occupational Safety and Health Act. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, Executive and the Company agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under the Company’s health and welfare or other benefit plans or any future claims based on the Company’s obligations and agreements set forth in this Agreement.

Executive further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand or adversarial or investigatory proceeding of any kind involving the Company or any of the Released Parties that relates in any material way to his employment with the Company or that is based on facts about which Executive obtained personal knowledge while employed with the Company. Executive’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.

6.	Non-Admission of Liability — Executive and the Company understand and agree that they are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement neither Executive nor the Company admits any liability or wrongdoing.

7.	Return of Company Documents and Property — Executive agrees that, as soon as practicable following the termination of employment with the Company, he will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other Company property in his possession or control. Executive agrees that he will not take any such documents or property from the control or premises of the Company and that if, at any time after his separation from the Company, he should come into possession of any such documents or property, he will return such documents or property to the Company immediately.

8.	Proprietary Information, Non-Competition and Non-Solicitation — The parties acknowledge that, pursuant to Paragraphs 18 and 19 of the Restricted Stock Award Agreement, Executive is subject to various obligations regarding (a) the protection and non-disclosure of the Company’s confidential and proprietary information, (b) competition with the “Business of the Company” (as defined in the Restricted Stock Award Agreement), (c) solicitation of the Company’s customers, suppliers and vendors and (d) solicitation of the Company’s employees. Executive hereby affirms such obligations and acknowledges that such provisions (as well as the other provisions of the Restricted Stock Award Agreement) shall remain in full force and effect in accordance with their respective terms.

9.	Non-Disparagement — Executive agrees that, except as may be required by law or court order, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission that is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other person or entity released herein. Further, the Company agrees that, except as may be required by law or court order, it will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Executive. The parties agree and understand that the Company’s obligations under this Paragraph extend only to the current members of the Company’s Board of Directors, the current Executive Officers of the Company and any current employee of the Company who has been authorized by an Executive Officer to communicate, or perform any act or omission, on behalf of the Company with respect to Executive. The parties further agree that truthful statements made in connection with legal proceedings will not violate this provision.

10.	Non-Contact; Cooperation — Executive agrees that, following the termination of his employment with the Company:
(a)	Unless specifically requested by the Chief Executive Officer of the Company, Executive will not engage in any form of communication (whether initiated by Executive or others) with investors or potential investors, financial or industry analysts, commercial or investment bankers, or auditors or other financial professionals regarding the Company, the Company’s business or any aspect of Executive’s employment with the Company;

(b)	Unless specifically requested by the Chief Executive Officer of the Company, Executive will not contact any employee in the Company’s Finance Department regarding the Company, the Company’s business or any aspect of Executive’s or such employee’s employment with the Company; and

(c)	Executive will cooperate with the Company, to the extent and as requested by the Chief Executive Officer of the Company, in transitioning the management of the Company’s Finance Department to a new Chief Financial Officer.
11.	Applicable Law and Venue — THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF TRAVIS COUNTY, TEXAS.

12.	Severability — The fact that one or more Paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such Paragraphs of this Agreement.

13.	Entire Agreement; Amendments — This Agreement constitutes the entire agreement between Executive and the Company, and supersedes all prior oral or written negotiations and agreements with the Company, concerning the subject matter hereof; provided however, that as noted Paragraph 8 above, the provisions of the Restricted Stock Award Agreement (specifically including Paragraphs 18 and 19 thereof) shall remain in full force and effect in accordance with their respective terms, and Executive shall remain subject to the obligations set forth therein. Executive understands and acknowledges that any breach of this Agreement or Executive’s continuing obligations under the Restricted Stock Award Agreement will entitle the Company to cease making the payments described in Paragraph 2 above, in addition to any other remedies that may be available to the Company. This Agreement may not be amended or modified except by a written agreement signed by Executive and the Chief Executive Officer of the Company.

14.	Certain Acknowledgments — Executive acknowledges (a) that he has carefully read this Agreement and is signing it voluntarily with full knowledge of its contents, (b) that he has been advised by counsel to the extent he deems necessary, appropriate or desirable and (c) that he understands and accepts all the terms of this Agreement.

15.	Consideration and Revocation Periods — Executive may take up to 21 days to consider this Agreement. Executive may use as much or as little of this period as he chooses before signing this Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, he must sign it and return it to the Company’s General Counsel on or before the expiration of the 21-day period referred to above or the Company’s withdrawal of the offer contained in this Agreement. By signing this Agreement, Executive acknowledges that he was afforded a period of at least 21 days from the date the Company’s proposal was presented to him in which to consider it. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to him, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the agreement. In addition, Executive has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Executive must notify the Company’s General Counsel of revocation in writing within seven days from the date Executive signed this Agreement.
In order for this Agreement to become effective, Executive must sign this Agreement in the space provided below and return it to the Company’s General Counsel on or before the close of business on June 7, 2010. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.

EZCORP, INC.

Date:	May 17, 2010	By:	/s/ Joseph L. Rotunda

Joseph L. Rotunda
Chief Executive Officer

Date:	May 21, 2010	/s/ Charles Bradford Wolfe

Charles Bradford Wolfe

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